Exhibit 99.1

LM Funding Announces Postponement of Special Stockholder Meeting

TAMPA, FL, April 23, 2019 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance and travel insurance broker company, today announced that it has further postponed its Special Meeting of Stockholders (the “Special Meeting”) that was to have taken place originally on April 8, 2019 and was previously postponed to April 24, 2019.   The rescheduled date for the Special Meeting and new record date will be determined and announced as soon as practicable.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. The Company, through its IIU, Inc. subsidiary, also offers global medical insurance products for international travelers, specializing in policies covering high risk destination, emerging markets and foreign travelers coming to the United States.  All policies are fully underwritten with no claim risk remaining with the Company.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com	Investor Contacts: Valter Pinto / Scott Eckstein KCSA Strategic Communications Tel (212) 896-1254 / (212) 896-1210 valter@kcsa.com / seckstein@kcsa.com

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